UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2010

MaxLinear, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34666	14-1896129
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2051 Palomar Airport Road, Suite 100, Carlsbad, California 92011

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (760) 692-0711

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Adam C. Spice as Vice President and Chief Financial Officer.

On December 28, 2010, we issued a press release announcing the appointment of Adam C. Spice, age 42, as our vice president and chief financial officer, effective as of January 3, 2011.

From October 2009 to November 2010, Mr. Spice served as the chief financial officer of Symwave Corporation, a private fabless semiconductor company recently acquired by Standard Microsystems Corporation. From July 2000 to October 2009, Mr. Spice served in various capacities at Broadcom Corporation, a fabless semiconductor company. Most recently, he served as Vice President, Finance and Corporate Development, at Broadcom and previously as Vice President and General Manager, Mobile Power Management Business Unit, Mobile Platforms Group, and Vice President Corporate Development, Business Planning, and Corporate Treasurer. From November 1998 to July 2000, Mr. Spice served as Senior Finance Manger at Intel Capital and as Finance Manager – Planning and Logistics Division at Intel Corporation.

Under the terms of an employment offer letter, dated December 21, 2010 and filed herewith as Exhibit 99.2, Mr. Spice will receive a base salary of $250,000 per year and will be an at-will employee.

As an executive officer, Mr. Spice will be eligible to participate in our executive incentive bonus plan for fiscal 2011. The terms and conditions, including performance goals, of our 2011 executive incentive bonus plan for executive officers have not yet been established. Mr. Spice annualized target bonus for 2011 will equal 50% of his base salary, based on satisfaction of certain corporate and individual performance objectives to be scheduled in 2011.

We have also agreed to grant Mr. Spice an option to purchase 275,000 shares of our Class A common stock. This option will be subject to the terms and conditions of our 2010 Equity Incentive Plan and form of stock option agreement. Our compensation committee is expected to formally approve the grant at a meeting in 2011. This option will vest and become exercisable over four years based on Mr. Spice’s continued employment with us. One-quarter of the shares subject to this option will vest on the first anniversary of the effective date of Mr. Spice’s employment with the Company, and the remaining shares will vest ratably in equal monthly installments over the 36 months after such first anniversary.

Pursuant to our form of change of control severance agreement applicable to our chief financial officer, if Mr. Spice is a “Section 16 officer” immediately prior to a “change in control” (as such terms are defined in the change in control agreement) and upon or within 12 months following a change of control, Mr. Spice is involuntarily terminated by us or our successor without “cause” or terminates voluntarily for “good reason” (as such terms are defined in the change in control agreement), the change in control agreement provides that Mr. Spice will be entitled to receive the following benefits: (i) a lump sum cash payment equal to 12 months of base salary, determined at a rate equal to the greater of (A) the annual salary as in effect immediately prior to the change in control, or (B) the then current annual salary as of the date of such termination; (ii) a lump sum cash payment equal to a pro-rated amount of the target annual bonus for the year immediately preceding the year of the change in control; (iii) payment of premiums for continued health benefits under the Company’s health plans for 12 months following termination provided that Mr. Spice constitutes a qualified beneficiary under applicable law and timely elects to continue coverage under applicable law; and (iv) immediate vesting of 100% of the then-unvested portion of any outstanding equity awards.

We filed the form of change of control agreement applicable to our chief executive officer and chief financial officer as Exhibit 10.12 of our Registration Statement on Form S-1 (No. 333-162947), which was declared effective by the Securities and Exchange Commission on March 23, 2010.

A copy of the press release, dated December 28, 2010, announcing Mr. Spice’s appointment as our vice president and chief financial officer is attached hereto as Exhibit 99.1. The summary description of Mr. Spice’s offer letter and change in control agreement set forth above does not purport to be complete and is qualified in its entirety by reference to the full text of the offer letter dated as of December 21, 2010 that is attached hereto as Exhibit 99.2 and the full text of the form of change in control agreement for chief executive officer and chief financial officer that is attached as Exhibit 10.12 to our Registration Statement on Form S-1 (No. 333-162947).

Item 9.01.	Financial Statements and Exhibits.

Exhibit	Description

99.1 99.2	Press Release dated December 28, 2010. Employment Offer Letter, dated December 20, 2010, between MaxLinear, Inc. and Adam C. Spice.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 28, 2010	MAXLINEAR, INC.
(Registrant)

	By:	/S/ PATRICK E. MCCREADY
Patrick E. McCready
Chief Accounting Officer and Controller

EXHIBIT INDEX

Exhibit No.	Description

99.1 99.2	Press Release dated December 28, 2010. Employment Offer Letter, dated December 20, 2010, between MaxLinear, Inc. and Adam C. Spice.